SUB-ADVISORY AGREEMENT

between

FIL INVESTMENT ADVISORS

and

FIDELITY DIVERSIFYING SOLUTIONS LLC

and

FIDELITY GREENWOOD STREET TRUST ON BEHALF OF FIDELITY EQUITY MARKET NEUTRAL FUND

AGREEMENT made this 1st day of May, 2024 by and between Fidelity Diversifying Solutions LLC, a Delaware limited liability company with principal offices at 245 Summer Street, Boston, Massachusetts (hereinafter called the “Advisor”); FIL Investment Advisors, a Bermuda company with principal offices at Pembroke Hall, 42 Crow Lane, Pembroke HM19, Bermuda (hereinafter called the “Sub-Advisor”); and Fidelity Greenwood Street Trust, a Delaware statutory trust which may issue one or more series of shares of beneficial interest (hereinafter called the “Trust”), on behalf of Fidelity Equity Market Neutral (hereinafter called the “Fund”).

WHEREAS, the Trust and the Advisor have entered into a Management Contract on behalf of the Fund, pursuant to which the Advisor is to act as investment manager of the Fund; and

WHEREAS, the Sub-Advisor and its subsidiaries and other affiliated persons have personnel in various locations throughout the world and have been formed in part for the purpose of researching and compiling information and recommendations with respect to the economies of various countries, and securities of issuers located in such countries, and providing investment advisory services in connection therewith;

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Trust, the Advisor and the Sub-Advisor agree as follows:

1. Duties: The Advisor may, in its discretion, appoint the Sub-Advisor to perform one or more of the following services with respect to all or a portion of the investments of the Fund. The services and the portion of the investments of the Fund to be advised or managed by the Sub-Advisor shall be as agreed upon from time to time by the Advisor and the Sub-Advisor. The Sub-Advisor shall pay the salaries and fees of all personnel of the Sub-Advisor performing services for the Fund relating to research, statistical and investment activities.

(a) Investment Advice: If and to the extent requested by the Advisor, the Sub-Advisor shall provide investment advice to the Fund and the Advisor with respect to all or a portion of the investments of the Fund, and in connection with such advice shall furnish the Fund and the Advisor such factual information, research reports and investment recommendations as the Advisor may reasonably require. Such information may include written and oral reports and analyses.

(b) Investment Management: If and to the extent requested by the Advisor, the Sub-Advisor shall, subject to the supervision of the Advisor, manage all or a portion of the investments of the Fund in accordance with the investment objective, policies and limitations provided in the Fund’s Prospectus or other governing instruments, as amended from time to time, the Investment Company Act of 1940 (the “1940 Act”) and rules thereunder, as amended from time to time, and such other limitations as the Trust or Advisor may impose with respect to the Fund by notice to the Sub-Advisor. With respect to the portion of the investments of the Fund under its management, the Sub-Advisor is authorized to make investment decisions on behalf of the Fund with regard to any stock, bond, other security or investment instrument, and to place orders for the purchase and sale of such securities through such broker-dealers as the Sub-Advisor may select. The Sub-Advisor may also be authorized, but only to the extent such duties are delegated in writing by the Advisor, to provide additional investment management services to the Fund, including but not limited to services such as managing foreign currency investments, purchasing and selling or writing futures and options contracts, borrowing money, or lending securities on behalf of the Fund. All investment management and any other activities of the Sub-Advisor shall at all times be subject to the control and direction of the Advisor and the Trust’s Board of Trustees.

(c) Proxy Voting: The Sub-Advisor is authorised to exercise, or refrain from the exercise of, any voting or other rights in relation to assets in the Fund exercisable as the Sub-Advisor shall in its absolute discretion think fit pursuant to the Sub-Advisor’s proxy voting guidelines, and to execute and bind the Advisor in actions, waivers, consents, covenants and indemnifications related to such voting rights. Where the Sub-Advisor elects to exercise or procure the exercise of such voting or other rights, the Advisor acknowledges that the Sub-Advisor shall be entitled to rely on the information supplied by the Fund or any other person acting for the Fund or appointed by the Advisor.

The Advisor acknowledges and agrees that Sub-Advisor:

(a)

may employ the services of a proxy voting service to exercise proxies in accordance with Sub-Advisor’s guidelines; and

(b)

may be precluded by regulation from exercising or procuring the exercise of any voting rights attaching to the Fund’s holdings.

In exercising any voting rights attaching to securities in the Fund, the Sub-Advisor shall act in accordance with its proxy voting guidelines as amended from time to time, provided always that:  (i) The Sub-Advisor must have received all information necessary from the Fund to enable it to exercise those rights in a timely manner and in a format which provides voting instructions to be given electronically; (ii) The Sub-Advisor will not be required to exercise voting rights attaching to securities in the Fund that have, at the relevant time, been transferred to a third party under a securities lending or repurchase agreement; and (iii) if applicable, the Advisor must have executed valid powers of attorney with the Fund.

(d) Subsidiaries and Affiliates: The Sub-Advisor may perform any or all of the services contemplated by this Agreement directly or through such of its subsidiaries or other affiliated persons as the Sub-Advisor shall determine; provided, however, that performance of such services through such subsidiaries or other affiliated persons shall have been approved by the Trust to the extent required pursuant to the 1940 Act and rules thereunder.

The parties acknowledge and agree that the Sub-Advisor may, at its expense and in its discretion, utilize personnel employed by affiliates of the Sub-Advisor to perform services pursuant to this Agreement by way of a “participating affiliate” agreement in accordance with, and to the extent permitted by, the 1940 Act and the Investment Advisers Act of 1940, including the published interpretations thereof by the U.S. Securities and Exchange Commission (“Commission”) or its staff. Such participating affiliate agreement shall subject the personnel providing such services to the Sub-Advisor’s compliance and other programs with respect to their activities on behalf of the Fund. For the avoidance of doubt, it is acknowledged and agreed that the Sub-Advisor assumes full responsibility for all actions, and any failure to act, by each person utilized by the Sub-Advisor to perform services under this Agreement. All fees and/or other compensation payable to a participating affiliate shall be the sole responsibility of the Sub-Advisor and neither the Fund nor the Advisor shall have any obligation to pay any fee or compensation to such participating affiliate.

(e) Representations by the Sub-Advisor: The Sub-Advisor represents and warrants that it is (i) registered with the Commission as an investment adviser and (ii) properly registered or exempt from registration as a commodity trading advisor with the U.S. Commodity Futures Trading Commission. The Sub-Advisor shall immediately notify the Advisor if any of the representations in this is sub-paragraph (e) of paragraph 1 is no longer accurate.

(f) Tax and Accounting Matters: The Fund, the Trust and the Advisor shall remain responsible for the management of its respective affairs for tax and accounting purposes.  The Sub-Advisor shall not provide them with tax or accounting advice or services.

2. Information to be Provided to the Trust and the Advisor: The Sub-Advisor shall furnish such reports, evaluations, information or analyses to the Trust and the Advisor as the Trust’s Board of Trustees or the Advisor may reasonably request from time to time, or as the Sub-Advisor may deem to be desirable. The Advisor and the Trust shall promptly provide the Sub-Advisor with all information or documents that are reasonably necessary to enable the Sub-Advisor to discharge its functions under this Agreement or any applicable law or which the Sub-Advisor may reasonably request for such purpose.

3. Brokerage: In connection with the services provided under subparagraph (b) of paragraph 1 of this Agreement, the Sub-Advisor shall place all orders for the purchase and sale of portfolio securities for the Fund’s account with brokers or dealers selected by the Sub-Advisor, which may include brokers or dealers affiliated with the Advisor or Sub-Advisor. The Sub-Advisor shall use its best efforts to seek to execute portfolio transactions at prices which are advantageous to the Fund and at commission rates which are reasonable in relation to the benefits received. In selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Fund and/or to the other accounts over which the Sub-Advisor or Advisor exercise investment discretion. The Sub-Advisor is authorized to pay a broker or dealer who provides such brokerage services a commission for executing a portfolio transaction for the Fund which is in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage services provided by such broker or dealer. This determination may be viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Advisor has with respect to accounts over which it exercises investment discretion. The Trustees of the Trust shall periodically review the commissions paid by the Fund to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Fund.

Any transactions in derivatives shall be subject to the provisions of Schedule B attached hereto.

4. Compensation: The Sub-Advisor shall be compensated for the services rendered pursuant to this Agreement in accordance with the terms set forth on Schedule A attached hereto.

5. Expenses: It is understood that the Fund will pay all of its expenses other than those expressly stated to be payable by the Sub-Advisor hereunder or by the Advisor under the Management Contract with the Fund, which expenses payable by the Fund shall include, without limitation, (i) interest and taxes; (ii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iii) fees and expenses of the Trust’s Trustees other than those who are “interested persons” of the Trust, the Sub–Advisor or the Advisor; (iv) legal and audit expenses; (v) custodian and registrar fees and expenses; (vi) fees and expenses related to the registration and qualification of the Trust and the Fund’s shares for distribution under state and federal securities laws; (vii) expenses of printing and mailing notices and proxy material to shareholders of the Fund; (viii) all other expenses incidental to holding meetings of the Fund’s shareholders, including proxy solicitations therefor; (ix) a proportionate share of insurance premiums; (x) its proportionate share of association membership dues; and (xi) such non-recurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the Fund is a party and the legal obligation which the Fund may have to indemnify the Trust’s Trustees and officers with respect thereto.

6. Interested Persons: It is understood that Trustees, officers, and shareholders of the Trust are or may be or become interested in the Advisor or the Sub-Advisor as directors, officers or otherwise and that directors, officers and stockholders of the Advisor or the Sub-Advisor are or may be or become similarly interested in the Trust, and that the Advisor or the Sub-Advisor may be or become interested in the Trust as a shareholder or otherwise.

7. Services to Other Companies or Accounts: The services of the Sub-Advisor to the Advisor are not to be deemed to be exclusive, the Sub-Advisor being free to render services to others and engage in other activities, provided, however, that such other services and activities do not, during the term of this Agreement, interfere, in a material manner, with the Sub-Advisor’s ability to meet all of its obligations hereunder. The Sub-Advisor shall for all purposes be an independent contractor and not an agent (unless otherwise indicated in this document) or employee of the Advisor or the Trust.

Nothing in this Agreement will constitute a partnership between the Advisor, the Sub-Advisor and the Trust. Nothing in this Agreement makes the Sub-Advisor an agent of the Advisor or the Trust and the Sub-Advisor has no authority whatsoever to exercise discretionary powers over the global portfolios and investment funds, except as provided pursuant to paragraph 1(b) herein, of the Advisor and the Trust, or otherwise to bind the Advisor’s and the Trust’s assets under management.

The Sub-Advisor shall furnish services as an independent contractor and not as an employee or agent (unless otherwise indicated in this document) of either the Advisor or the Trust. The Sub-Advisor has no power or authority to act for, represent, or bind the Advisor or the Trust or any company affiliated with either of them.

         8. Standard of Care: In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be subject to liability to the Advisor, the Trust or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Notwithstanding any other provision in this Agreement, no warranty, assurance, undertaking or guarantee is given by the Sub-Advisor as to the performance, returns, increase in value or retention of value or profitability of the assets of the Fund (or any part of it), or that any performance target, performance benchmark, any investment objective or strategy or any other target or measure of performance will be successfully achieved over any period or in whole or in part.

9. Duration and Termination of Agreement; Amendments:

(a)

Subject to prior termination as provided in subparagraph (d) of this paragraph 9, this Agreement shall continue in force until November 30, 2025 and indefinitely thereafter, but only so long as the continuance after such period shall be specifically approved at least annually by vote of the Trust’s Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund.

(b)

This Agreement may only be modified by mutual consent of the Advisor, the Sub-Advisor and the Fund subject to the provisions of Section 15 of the 1940 Act, as modified by or interpreted by any applicable order or orders of the Commission or any rules or regulations adopted by, or interpretative releases or no-action letters of, the Commission or its staff.

(c)

In addition to the requirements of subparagraphs (a) and (b) of this paragraph 9, the terms of any continuance or modification of this Agreement must have been approved by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval (to the extent required by the 1940 Act).

(d)

Either the Advisor, the Sub-Advisor or the Fund may, at any time on sixty (60) days’ prior written notice to the other parties, terminate this Agreement, without payment of any penalty, by action of its Board of Trustees or Directors, or with respect to the Fund by vote of a majority of its outstanding voting securities. This Agreement shall terminate automatically in the event of its assignment.

10. Limitation of Liability: The Sub-Advisor is hereby expressly put on notice of the limitation of shareholder liability as set forth in the Trust Instrument or other organizational document of the Trust and agrees that any obligations of the Trust or the Fund arising in connection with this Agreement shall be limited in all cases to the Fund and its assets, and the Sub-Advisor shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Fund. Nor shall the Sub-Advisor seek satisfaction of any such obligation from the Trustees or any individual Trustee.

11. Governing Law: This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without giving effect to the choice of laws provisions thereof.

The terms “registered investment company,” “vote of a majority of the outstanding voting securities,” “assignment,” and “interested persons,” when used herein, shall have the respective meanings specified in the 1940 Act as now in effect or as hereafter amended, and subject to such orders or no-action letters as may be granted by the Commission or its staff.

12. Notices: All notices, including all information that either party is required to provide under the terms of this Agreement, shall be in writing and shall be delivered by registered or overnight mail, facsimile, or electronic mail to the address for each party specified below.

If to the Advisor or Fund: Craig Spurr One Spartan Way Merrimack, NH 03054-4300 E-mail: Craig.Spurr@fmr.com	If to the Sub-Advisor: Mark Sutton 4 Cannon Street, London, EC4M 5AB E-mail: FIL-UKinstitutionalCRM@fil.com

IN WITNESS WHEREOF the parties hereto have caused this instrument to be signed in their behalf by their respective officers thereunto duly authorized, and their respective seals to be hereunto affixed, all as of the date written above.

FIL INVESTMENT ADVISORS

BY:	/s/ Deborah Speight
Deborah Speight Authorized Signatory

FIDELITY DIVERSIFYING SOLUTIONS LLC

BY:	/s/ Christopher J. Rimmer
Christopher J. Rimmer Treasurer

FIDELITY GREENWOOD STREET TRUST on behalf of
Fidelity Equity Market Neutral Fund

BY:	/s/ Heather Bonner
Heather Bonner President and Treasurer

Schedule A

Pursuant to Section 4 of the Sub-Advisory Agreement (the “Agreement”) among Fidelity Greenwood Trust (“Trust”), on behalf of Fidelity Equity Market Neutral Fund (the “Fund”), Fidelity Diversifying Solutions LLC (the “Advisor”) and FIL Investment Advisors (the “Sub-Advisor”), the Sub-Advisor shall be compensated for the services it performs on behalf of the Fund as follows:

1. Fees Payable by Advisor. “Portfolio Assets” shall mean the portion of the net assets of the Fund managed by the Sub-Advisor. The Advisor will pay the Sub-Advisor a monthly fee computed at an annual rate of 0.41% (41 basis points), based on the average daily Portfolio Assets (computed in the manner set forth in the Trust’s Trust Instrument) determined as of the close of business on each business day throughout the month.

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated on the basis of the number of business days it is so in effect for that month.

The Sub-Advisor agrees to look exclusively to the Advisor, and not to any assets of the Trust or the Fund, for the payment of the Sub-Advisor’s fees arising under this Paragraph 1.

Schedule B

Derivatives Regulations

For the purposes of this Schedule B, the Advisor, Trust and Fund as the case may be and/or the Portfolio shall be referred to as the “Client” and the Sub-Advisor shall be referred to as “FIA”

1.

 The Client acknowledges that, pursuant to global regulatory reform initiatives, regulators require the reporting of derivatives trading data to increase market transparency and enable them to monitor systemic risk. Disclosures made pursuant to such reporting requirements may include, without limitation, the disclosure of trade information (including a party’s identity, by name, address, corporate affiliation, identifier or otherwise) to any swap or trade data repository or one or more systems or services operated by any trade repository (“TR”) and any relevant regulators (including, without limitation, the U.S. Commodity Futures Trading Commission or other U.S. regulators in the case of  trade reporting under applicable U.S. laws, and the European Securities and Markets Authority and national regulators in the E.U. under EMIR (as defined below) in the case of  trade reporting under applicable E.U. laws), and such disclosures could result in certain anonymous swap transaction and pricing data becoming available to the public.

2.

 Notwithstanding the Client’s responsibility for ensuring compliance with any applicable Derivatives Regulations (as defined below) on behalf of the Portfolio Entity (as defined below), including any obligations to report information in respect of the Portfolio Entity and/or transaction data to a trade repository or regulator, FIA will use reasonable endeavours to assist the Client in fulfilling its obligations under such applicable Derivatives Regulations, except such obligations as the Client has expressly notified FIA it wishes to undertake itself. The Client acknowledges and agrees that FIA’s ability to facilitate the Client’s fulfilment of its obligations under applicable Derivatives Regulations may depend on the provision of information and/or services by relevant counterparties, the Client, service providers and other third parties, which may be outside FIA’s control. FIA will not seek to comply on the Client’s behalf with any obligations that may only be fulfilled by the Client itself (including without limitation the requirement under EMIR that the Client’s board of directors approve any model used in mark-to-model valuations of OTC derivatives). Where the Portfolio Entity’s overall portfolio is managed by multiple investment managers, FIA will only assist the Client with obligations under applicable Derivatives Regulations that arise with respect to the portion of the Portfolio Entity’s portfolio that is managed by FIA. Additionally, certain calculations require visibility of the Portfolio Entity’s entire portfolio across all investment managers (such as aggregate average notional amount (AANA) calculations and initial margin threshold monitoring) and FIA will not calculate overall positions across the whole of the Portfolio Entity’s overall portfolio or apply any systems or procedures the Client uses for the purposes of performing such calculations. FIA will not seek to facilitate the Client’s compliance with applicable Derivatives Regulations in respect of any FX transactions that the Client enters into directly with its Custodian via a standing instruction. FIA may at any time upon thirty (30) calendar days’ notice cease to assist the Client with respect to any or all applicable Derivatives Regulations.

3.

For that purpose, the Client represent, warrants, acknowledges and undertakes (as the case may be) that:

(i)

it is responsible for complying with any applicable Derivatives Regulations and FIA will not be assuming those obligations under this Agreement;

(ii)

it will complete FIA’s Regulatory Onboarding Questionnaire at the time of client take-on, and will promptly inform FIA if it becomes aware of a material change affecting any of the information provided in that document;

(iii)

the Portfolio Entity is classified as a “financial counterparty” under EMIR and the Client will notify FIA promptly if such classification changes;

(iv)       the Client will inform FIA in writing, providing reasonable notice, if the Portfolio Entity wishes to rely on any exemptions that may be available to it under applicable Derivatives Regulations, such as e.g. treatment as a small financial counterparty or reliance on the pension scheme exemption under EMIR;

(v)

the Portfolio Entity is not organised or incorporated under the laws of any jurisdiction other than the jurisdiction given on page 1 of this Agreement (the “Client Jurisdiction”), and is not otherwise connected with a jurisdiction other than the Client Jurisdiction in such a way as to render it subject to clearing, trade or transaction reporting, risk mitigation or other related or comparable requirements applicable to it under the laws of that jurisdiction in respect of derivatives and/or securities transactions executed on its behalf (except for requirements arising under EMIR, UK EMIR and their respective Supporting Regulations);

(vi)

the Client will be responsible for obtaining any viewing access it wishes to have at any relevant trade repository to enable it to view information held by such repository in respect of the Portfolio Entity and/or transactions to which the Portfolio Entity is a party, notwithstanding FIA’s role in reporting (or procuring the reporting of) such information to such repository on the Portfolio Entity’s behalf; and

(vii)

except where the Client has expressly notified FIA that it wishes to perform the relevant reporting obligations itself, the Client will not report information to any trade repository or regulator where FIA or a third party appointed by FIA is already reporting to that trade repository or regulator on the Portfolio Entity’s behalf.

1.

In order to facilitate the trading of derivatives on behalf of the Portfolio Entity, the Client authorises FIA to:

(i)

negotiate and enter into (as principal or on the Portfolio Entity’s behalf) any documentation relating to derivatives with relevant brokers, counterparties, clearing houses or clearing firms;

(ii)

enter into such arrangements with Associates, third parties (including third party service providers) or agents as it considers appropriate;

(iii)

report client identification and transaction data to trade repositories and/or regulators or delegate such reporting to brokers, counterparties, service providers or central counterparties. For the purposes of such reporting (whether by FIA or any delegate), the Client agrees to waive, to the extent reasonably necessary, any applicable confidentiality, data protection or other similar rights it may have under this or any other agreement or applicable law in respect of such disclosure of information;

(iv)

enter into dispute resolution agreements (through an ISDA protocol letter or otherwise);

(v)

give on behalf of the Portfolio Entity the standard representations set out in Section 3 of the ISDA Master Agreement; and

(vi)

enter into any other side letters, protocols or agreements with brokers, counterparties, trade repositories, service providers or central counterparties to facilitate the fulfilment of the Portfolio Entity’s obligations under applicable Derivatives Regulations. The steps required to comply with applicable Derivatives Regulations may be unclear or contradictory, and FIA may over-comply or take a view (potentially not free from doubt) on how best to comply with the applicable requirements in such cases.

(vii)

FIA may also take any of the steps described in (i) to (vi) above where this is necessary for a broker or counterparty to comply with its own regulatory obligations and FIA considers it beneficial to take such steps in order to enable the Portfolio Entity to trade (or to continue trading) with that broker or counterparty.

1.

The Client represents that:

 (i)

 it reasonably believes that the Portfolio Entity is a U.S. person for the purposes of the cross-border application of the swaps provisions of the Commodity Exchange Act (“CEA”) and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act” or “Dodd-Frank”)

(ii)

it reasonably believes, based upon the relevant guidance in the Interpretive Guidance, including the Affiliate Conduit Factors, that the Portfolio Entity would not be classified under the Interpretive Guidance as an “affiliate conduit”;

(iii)

unless it has notified FIA to the contrary in writing prior to FIA entering into any swap or derivative transaction for the Portfolio Entity’s account, the Portfolio Entity’s obligations in connection with that swap or derivative transaction will not be supported by any Guarantee (as defined below) (of which the Client is aware) other than any Guarantee provided by a person who the Client reasonably believes does not fall within any of the U.S. Person Categories and who the Client believes in good faith would not otherwise be deemed a U.S. person under the Interpretive Guidance;

(iv)

the Portfolio Entity does not have its head office or principal place of business in a jurisdiction other than the Client Jurisdiction or the within the Commonwealth of Massachusetts;

(vi)

the Portfolio Entity is not acting through a branch in a jurisdiction other than the Client Jurisdiction;

(vii)

the Portfolio Entity is not (directly or indirectly) majority-owned or controlled by one or more persons (including legal persons) resident, domiciled, organised or incorporated in, having its/their head office or principal place of business in, or being nationals of, any single jurisdiction other than the Client Jurisdiction;

(viii)

the Portfolio Entity does not have its financial results included in the consolidated statements of an entity organised or incorporated in, or having its head office or principal place of business in, a jurisdiction other than the Client Jurisdiction (a “Third-Country Entity”);

(ix)

the Portfolio Entity does not in the regular course of business engage in derivatives transactions with third parties for the purpose of hedging or mitigating risks faced by, or to take positions on behalf of, an affiliate that is a Third-Country Entity;

(x)

no Third-Country Entity is responsible generally for the Portfolio Entity’s liabilities (as may be the case, for example and without limitation, where a Third-Country Entity has guaranteed all or substantially all of the Portfolio Entity’s liabilities or where the Portfolio Entity is incorporated as an unlimited liability company and is a subsidiary of a Third-Country Entity);

(xi)

if the Portfolio Entity is a non-EU entity, it does not benefit from a guarantee provided by an EU financial counterparty which: (A) covers all or part of its liability under one or more OTC derivatives transactions; (B) covers liability resulting from OTC derivative contracts with an aggregated notional of at least EUR 8 billion (or equivalent); and (C) is equal to 5% or more of the sum of current exposures in OTC derivative contracts of the EU financial counterparty giving the guarantee;

(xii)

the Portfolio Entity is not registered to trade or deal in derivatives or securities in any jurisdiction other than the Client Jurisdiction; and

(xiii)

the Portfolio Entity is not otherwise connected with a jurisdiction other than the Client Jurisdiction in such a way as to render it subject to clearing, trade or transaction reporting, risk mitigation or other related or comparable requirements applicable to it under the laws of that jurisdiction in respect of derivatives and/or securities transactions executed on its behalf (except for requirements arising under EMIR or UK EMIR or their respective Supporting Regulations).

The Client will promptly notify FIA in writing if any of these representations ceases to be true.

6.

Definitions:

“Affiliate Conduit Factors” in this Schedule means the four factors identified in the Interpretive Guidance as relevant to considering whether a non-U.S. person is an “affiliate conduit.”  For informational purposes only, the text of the factors (but not the related interpretive material) is reproduced below:

(i)

the non-U.S. person is a majority-owned affiliate of a U.S. person;

(ii)

the non-U.S. person is controlling, controlled by or under common control with the U.S. person;

(iii)

the financial results of the non-U.S. person are included in the consolidated financial statements of the U.S. person;

(iv)

the non-U.S. person, in the regular course of business, engages in swaps with non-U.S. third-party(ies) for the purpose of hedging or mitigating risks faced by, or to take positions on behalf of, its U.S. affiliate(s) and enters into offsetting swaps or other arrangements with its U.S. affiliate(s) in order to transfer the risks and benefits of such swaps with third-party(ies) to its U.S. affiliates.

“Associate” means, in relation to the Sub-Advisor, any entity controlled, directly or indirectly, by the Sub-Advisor, any entity that controls, directly or indirectly, the Sub-Advisor or any entity directly or indirectly under the common control with the Sub-Advisor.

“Derivatives Regulations” in this Schedule B means (i) Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012, on OTC derivatives, central counterparties and trade repositories, as amended from time to time (“EMIR”) and any applicable supporting laws, rules and regulations (“Supporting Regulations”), including in particular those obligations under Articles 4, 9 and 11 of EMIR and applicable Supporting Regulations, (ii) any national rules in the United Kingdom (“UK”)  replicating, implementing or replacing in the UK, following the departure of the UK from the European Union and the expiry of any applicable transition periods, the requirements previously arising under EMIR and its Supporting Regulations (“UK EMIR”); (iii) Title VII of the Dodd-Frank Wall Street Reform and Consumer Protection Act 2010 (the “Dodd-Frank Act”) and any applicable Supporting Regulations, and (iv) any other derivatives-related regulatory obligations (in the EU, the UK, the US, or any other jurisdiction) that FIA undertakes to assist the Client with from time to time.

“Guarantee” in this Schedule B means an agreement or arrangement under which a person commits to provide a financial backstop or funding against potential losses that may be incurred by another person in connection with a  ‘swap’ (as such term is used by the U.S. Commodity Futures Trading Commission in the context of its rules made under or in connection with the Dodd-Frank Act).”

“Interpretive Guidance” means the Interpretive Guidance and Policy Statement Regarding Compliance with Certain Swap Regulations issued by the U.S. Commodity Futures Trading Commission.

“Portfolio Entity” in this Schedule B means the Fund;

 “U.S. Person Categories” in this Schedule B means the enumerated categories of “U.S. persons” that are provided in the Interpretive Guidance.  For informational purposes only, the text of the categories (but not the related interpretive materials) is reproduced below:

(i)

any natural person who is a resident of the United States;

(ii)

any estate of a decedent who was a resident of the United States at the time of death;

(iii)

any corporation, partnership, limited liability company, business or other trust, association, joint-stock company, fund or any form of enterprise similar to any of the foregoing (other than an entity described in paragraphs (iv) or (v), below) (a “legal entity”), in each case that is organised or incorporated under the laws of a state or other jurisdiction in the United States or having its principal place of business in the United States;

(iv)

any pension plan for the employees, officers or principals of a legal entity described in paragraph (iii), unless the pension plan is primarily for foreign employees of such entity;

(v)

any trust governed by the laws of a state or other jurisdiction in the United States, if a court within the United States is able to exercise primary supervision over the administration of the trust;

(vi)

any commodity pool, pooled account, investment fund, or other collective investment vehicle that is not described in paragraph (iii) and that is majority-owned by one or more persons described in paragraph (i), (ii), (iii), (iv), or (v), except any commodity pool, pooled account, investment fund, or other collective investment vehicle that is publicly offered only to non-U.S. persons and not offered to U.S. persons;

(vii)

any legal entity (other than a limited liability company, limited liability partnership or similar entity where all of the owners of the entity have limited liability) that is directly or indirectly majority-owned by one or more persons described in paragraph (i), (ii), (iii), (iv), or (v) and in which such person(s) bears unlimited responsibility for the obligations and liabilities of the legal entity; and

(viii)

any individual account or joint account (discretionary or not) where the beneficial owner (or one of the beneficial owners in the case of a joint account) is a person described in paragraph (i), (ii), (iii), (iv), (v), (vi), or (vii).